August 16, 1999

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read the statements made by Jeremy May, Treasurer of The First
Funds (copy attached), which we understand will be filed in response to Sub-
Item 77K of Form N-SAR for the semi-annual period ended June 30, 1999 and agree with the statements concerning our firm contained therein.

Very truly yours,



PricewaterhousCoopers LLP